Exhibit 99.1
Resource Extraction Payment Report
Project-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2023, by project and type of payment.

(in USD and in thousands)					For the year ended December 31, 2023
Project Name	Country/Major Subnational Jurisdiction	Government	Resource	Extraction Method	Taxes(1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Mountain Pass	U.S.	Federal Government	Bastnaesite	Open Pit	$22,172	$—	$—	$—	$—	$—	$—	$—	$22,172

(1) MP Materials Corp. (the “Company”) files a consolidated income tax return in the U.S., which includes all U.S. entities, including the project listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to a particular project but to the consolidated U.S. income of the Company. The report amount represents Federal income taxes of $22,314 thousand paid during the year ended December 31, 2023, netted against an income tax refund of $142 thousand received during the year ended December 31, 2023.

Government-level disclosure
The table below sets forth our payments made to governments for the fiscal year ended December 31, 2023, by government and type of payment.

(in USD and in thousands)		For the year ended December 31, 2023
Country/Major Subnational Jurisdiction	Government	Taxes(1)	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
U.S.	Federal Government	$22,172	$—	$—	$—	$—	$—	$—	$—	$22,172

(1) The Company files a consolidated income tax return in the U.S., which includes all U.S. entities, including the project listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to a particular project but to the consolidated U.S. income of the Company. The report amount represents Federal income taxes of $22,314 thousand paid during the year ended December 31, 2023, netted against an income tax refund of $142 thousand received during the year ended December 31, 2023.